Exhibit 23.1

CONSENT OF WINDES & MCCLAUGHRY ACCOUNTANCY CORPORATION

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-142545) pertaining to 2007 Non-Qualified Company Stock Grant And Option Plan and Form S-8 (No. 333-104833) pertaining to the 2003 Omnibus Securities Plan of our report dated January 24, 2011, with respect to the consolidated financial statements of China Botanic Pharmaceutical Inc. included in its Annual Report on Form 10-K for the year ended October 31, 2011.

/s/ Windes & McClaughry Accountancy Corporation

Windes & McClaughry Accountancy Corporation

Windes & McClaughry

January 30, 2012